EXHIBIT 99.2

May 30, 2008

Mr. Lawrence W. Kellner

Chairman and Chief Executive Officer

Continental Airlines, Inc.

1600 Smith, Dept. HQSEO

Houston, TX 77002

Dear Larry:

The purpose of this letter is to set forth your voluntary agreement to (1) forego your salary which would otherwise be earned by you as an employee of Continental Airlines, Inc. (the "Company") with respect to the period between June 1, 2008 and December 31, 2008 (the "Voluntary Period") and (2) withdraw from the Company's Annual Executive Bonus Program (the "Program") with respect to 2008.

You agree that (i) the Company will not pay you any salary with respect to the Voluntary Period (which would otherwise be earned by you as an employee of the Company with respect to your service), (ii) the Company will not pay you any annual incentive amount otherwise earned by you with respect to 2008 performance pursuant to the Program, (iii) as a result of this letter agreement you have no right to receive such salary or annual incentive amount, and (iv) the voluntary waiver and withdrawal provided hereunder shall not constitute a breach by the Company of your employment agreement, or a breach of any obligation that the Company has to you under the Program or otherwise; provided, however, that such reduction in salary and withdrawal from the Program shall not affect the determination of the amount of any benefit or other compensation payable to you under your employment agreement or under any of the other benefits or programs maintained by the Company.

If you are in agreement with the foregoing, please sign the enclosed copy of this letter and return it to me.

                                                                    Sincerely,

                                                                    CONTINENTAL AIRLINES, INC.

Accepted and Agreed:
/s/ Lawrence W. Kellner	By: /s/ Jennifer L. Vogel
Lawrence W. Kellner	Jennifer L. Vogel Senior Vice President, General Counsel, Secretary and Chief Compliance Officer